As filed with the Securities and Exchange Commission on November 7, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

CURON MEDICAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0470324
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
735 Palomar Ave.
Sunnyvale, CA 94085
(408) 733-9910
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2000 Stock Plan
2000 Employee Stock Purchase Plan
(Full title of the plans)

Michael Berman
Interim Chief Executive Officer
Curon Medical, Inc.
735 Palomar Ave.
Sunnyvale, CA 94085
(408) 733-9910
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David J. Saul, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2000 Stock Plan Common Stock $0.001 par value	982,054 shares(1)(5)	$0.68(2)	$667,796.72	$61.44
2000 Employee Stock Purchase Plan Common Stock $0.001 par value	294,616 shares(3)(5)	$0.58(4)	$170,877.28	$15.72
TOTAL:	1,276,670 shares		$838,674.00	$77.16

(1)	This subtotal represents an increase in the number of shares authorized under the 2000 Stock Plan.

(2)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. Computation based upon the average of the high and low prices of the Common Stock as reported in the Nasdaq Stock Market on November 4, 2002.

(3)
This subtotal represents an increase in the number of shares authorized under the 2000 Employee Stock Purchase Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2000 Employee Stock Purchase Plan.

(4)
Estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the total registration fee. Computation based upon 85% (see explanation in following sentence) of the average of the high and low prices of the Common Stock as reported by The Nasdaq National Market on November 4, 2002. Pursuant to the 2000 Employee Stock Purchase Plan, which plan is incorporated by reference herein, the purchase price of a share of Common Stock shall be an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or the Exercise Date (as defined in such Plan), whichever is lower.

(5)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares of Common Stock registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of Common Stock.

CURON MEDICAL, INC.
REGISTRATION STATEMENT ON FORM S-8

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

STATEMENT UNDER GENERAL INSTRUCTION E — REGISTRATION OF ADDITIONAL SECURITIES

We previously filed Registration Statements on Form S-8 with the Securities and Exchange Commission (SEC File Nos. 333-47072 and 333-68318) on September 29, 2000 and August 24, 2001, respectively, in connection with our 2000 Stock Plan and our 2000 Employee Stock Purchase Plan. We are registering additional shares of our common stock pursuant to our 2000 Stock Plan and our 2000 Employee Stock Purchase Plan. Accordingly, the contents of our previously filed Form S-8s, including periodic reports that we filed after filing the Form S-8s to maintain current information about us, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

Item 3.    Incorporation by Reference.

There is hereby incorporated by reference in this Registration Statement:

-	The Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, on March 29, 2002; and

-	The Form 10-Q for the quarter ended June 30, 2002, filed pursuant to Section 13 of the Securities Exchange Act on August 14, 2002.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be incorporated by reference in this Registration Statement.

Item 8.    Exhibits.

Exhibit Number	Description
5.1	Opinion of counsel as to the legality of securities being registered.
10.3*	2000 Employee Stock Purchase Plan.
10.8*	2000 Stock Plan.
23.1	Consent of PricewaterhouseCoopers, LLP, Independent Accountants.
23.2	Consent of counsel (contained in Exhibit 5.1).
24.1	Power of Attorney (see page II-2).

*Incorporated by reference to exhibits filed with our Registration Statement on Form S-1 (SEC File No. 333-37866), as declared effective on September 21, 2000.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 7th day of November, 2002.

CURON MEDICAL, INC.

By:	/s/ MICHAEL BERMAN
Michael Berman, Interim Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Berman and Alistair F. McLaren, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL BERMAN Michael Berman	Interim Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)	November 7, 2002

/s/ ALISTAIR F. MCLAREN Alistair F. McLaren	Chief Financial Officer and Vice President, Finance and Administration (Principal Financial Officer)	November 7, 2002

/s/ FRED L. BROWN Fred L. Brown	Director	November 7, 2002

/s/ DAVID I. FANN David I. Fann	Director	November 7, 2002

/s/ ALAN L. KAGANOV Alan L. Kaganov	Director	November 7, 2002

/s/ ROBERT F. KUHLING, JR. Robert F. Kuhling, Jr.	Director	November 7, 2002

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